Exhibit 5.1

May 20, 2003

Board of Directors
AEGON N.V.
AEGONplein 50
2591TV
The Hague, The Netherlands

Re:	AEGON N.V.
Registration Statement on Form F-3

Gentlemen and Madam:

     I am General Counsel for AEGON N.V., a Netherlands corporation (“AEGON”). I and lawyers over whom I exercise general supervision (“we”) have acted as counsel to AEGON in connection with the Registration Statement on Form F-3 concerning shares of common stock, EURO 0.12 par value, of AEGON (“Common Stock”) to be issued in connection with the AEGON USA Producers Stock Purchase Plan (the “Plan”). In connection with our representation, we have examined the corporate records of AEGON, including its Articles of Incorporation, as amended, By-Laws and other corporate records and documents and have made such other examinations as we consider necessary to render this opinion. Based upon the foregoing, I am of the opinion that:

1. AEGON is a corporation duly organized and validly existing under the laws of the Netherlands.

2. The Plan and the shares of Common Stock covered by the Plan have been duly authorized by all requisite corporate action.

3. With respect to the authorized but unissued shares of Common Stock covered by the Plan, such shares, when issued in accordance with the terms and provisions for their issuance, will be validly issued, fully paid and non-assessable.

     I consent to the filing of this opinion as an exhibit to the registration statement referred to above and to all references to me in such registration statement.

Very truly yours,

/s/ E. Lagendijk E. Lagendijk, General Counsel